As filed with the Securities and Exchange Commission on August 22, 2023

Registration No. 333-[___]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GEOVAX LABS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	87-0455038 (I.R.S. Employer Identification No.)

1900 Lake Park Drive, Suite 380

Smyrna, Georgia 30080

(Address of Principal Executive Offices, including Zip Code)

GeoVax Labs, Inc. 2023 Stock Incentive Plan

GeoVax Labs, Inc. 2020 Stock Incentive Plan (as amended through August 1, 2023)

(Full title of the plans)

Mark Reynolds

GeoVax Labs, Inc.

1900 Lake Park Drive, Suite 380

Smyrna, Georgia 30080

(678) 384 -7220

(Name, address and telephone number, of agent for service)

Copy to:

Reid Avett

Womble Bond Dickinson (US) LLP

2001 K Street, NW

Washington, DC 20006

(202) 857-4425

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act, as amended.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by GeoVax Labs, Inc., a Delaware corporation (the “Registrant”), with respect to (i) 3,000,000 shares of common stock, par value $0.001 per share (“Common Stock) of the Registrant, which may be issued under the GeoVax Labs, Inc. 2023 Stock Incentive Plan (the “2023 Plan”), and (ii) 2,018,800 shares of Common Stock of the Registrant, which may be issued under the GeoVax Labs, Inc. 2020 Stock Incentive Plan (as amended through August 1, 2023) (the “2020 Plan” and, collectively with the 2023 Plan, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I will be delivered to plan participants as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 23, 2023, and the Form 10-K/A for the fiscal year ended December 31, 2022, filed on April 27, 2023, including information specifically incorporated by reference into the Form 10-K from the Registrant’s Definitive Proxy Statement on Schedule 14A filed on June 12, 2023;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023 and June 30, 2023, filed on May 4, 2023 and August 9, 2023;

(c)	The Registrant’s Current Reports on Form 8-K, filed on June 12, 2023, July 18, 2023 and August 2, 2023; and

(d)

The description of the Registrant’s common stock set forth under the heading “Description of Capital Stock” in the prospectus constituting a part of the Registrant’s registration statement on Form S-1 (File No. 333-265583), initially filed with the SEC on June 14, 2022.

All reports and/or documents filed by the Registrant with the SEC under Sections 13(a), 13(c), 14 or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except for such reports and/or documents (or portions thereof) that are “furnished” to the SEC or that are otherwise not deemed to be filed with the SEC pursuant to such Exchange Act sections, subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of such filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s bylaws provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The Registrant’s bylaws also provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Under the Registrant’s bylaws, expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Registrant deems appropriate.

The indemnification and advancement of expenses provided by the Registrant’s bylaws is not exclusive, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

The Registrant’s bylaws also provide that the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the Registrant’s bylaws. The Registrant maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

In October 2006, the Registrant and its subsidiary, GeoVax, Inc., entered into indemnification agreements with Messrs. McNally, Reynolds, Kollintzas and Spencer. Pursuant to these agreements, the Registrant has agreed to hold harmless and indemnify these directors and officers to the full extent authorized or permitted by applicable Illinois and Georgia law against certain expenses and other liabilities actually and reasonably incurred by these individuals in connection with certain proceedings if they acted in a manner they believed in good faith to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe that such conduct was unlawful. The agreements also provide for the advancement of expenses to these individuals subject to specified conditions. Under these agreements, the Registrant will not indemnify these individuals for expenses or other amounts for which applicable Illinois and Georgia law prohibit indemnification. The obligations under these agreements continue during the period in which these individuals are the Registrant’s directors or officers and continue thereafter so long as these individuals shall be subject to any proceeding by reason of their service to the Registrant, whether or not they are serving in any such capacity at the time the liability or expense incurred for which indemnification can be provided under the agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claims for indemnification against such liabilities (other than the Registrant’s payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of the Registrant’s counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
3.1	Certificate of Incorporation (1)
3.1.1	Certificate of Amendment to the Certificate of Incorporation filed April 13, 2010 (2)
3.1.2	Certificate of Amendment to the Certificate of Incorporation filed April 27, 2010 (3)
3.1.3	Certificate of Amendment to the Certificate of Incorporation filed August 2, 2013 (4)
3.1.4	Certificate of Amendment to the Certificate of Incorporation filed May 13, 2015 (5)
3.1.5	Certificate of Amendment to the Certificate of Incorporation filed June 14, 2016 (6)
3.1.6	Certificate of Amendment to the Certificate of Incorporation filed August 4, 2017 (7)
3.1.7	Certificate of Amendment to the Certificate of Incorporation filed April 30, 2019 (8)
3.1.8	Certificate of Amendment to the Certificate of Incorporation filed January 21, 2020 (9)
3.1.9	Certificate of Amendment to the Certificate of Incorporation filed September 24, 2020 (10)
3.2	Bylaws (1)
5.1	Opinion of Womble Bond Dickinson (US) LLP regarding the legality of the securities being registered *
23.1	Consent of Wipfli LLP (U.S. PCAOB Auditor Firm ID 344) *
23.2	Consent of Womble Bond Dickinson (US) LLP (included in Exhibit 5.1) *
24	Powers of Attorney (included on signature page) *
99.1	GeoVax Labs, Inc. 2023 Stock Incentive Plan *
99.2	GeoVax Labs, Inc. 2020 Stock Incentive Plan (as amended through August 1, 2023) *
107.1	Filing Fee Table *

*Filed herewith

(1)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed June 23, 2008.
(2)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed April 14, 2010.
(3)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed April 28, 2010.
(4)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed August 2, 2013.
(5)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed October 23, 2013.
(6)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed June 16, 2016.
(7)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed August 4, 2017.
(8)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed April 30, 2019
(9)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed January 21, 2020.
(10)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed September 25, 2020.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Smyrna, State of Georgia, on August 22, 2023.

GEOVAX LABS, INC.

By:	/s/ David A. Dodd
David A. Dodd
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of the Registrant, hereby severally constitute and appoint David A. Dodd and Mark W. Reynolds, and each of them, our true and lawful attorneys-in-fact and agents with full power to sign for us, and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments to said registration statement, to file the same, and generally to do all such things in our name and on our behalf in our capacities as officers and directors of the Registrant, in connection with the transaction contemplated by said registration statement, to enable the Registrant to comply with the provisions of the Securities Act, as amended, and all requirements of the SEC, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of August 22, 2023.

Signature	Position

/s/ David A. Dodd	Director, President and Chief Executive Officer
David A. Dodd	(Principal Executive Officer)

/s/ Mark W. Reynolds	Chief Financial Officer
Mark W. Reynolds	(Principal Financial Officer)

/s/ Randal D. Chase	Director
Randal D. Chase, PhD

/s/ Dean G. Kollintzas	Director
Dean G. Kollintzas

/s/ Nicole Lemerond	Director
Nicole Lemerond

/s/ Robert T. McNally	Director
Robert T. McNally, PhD

Director
Jayne Morgan, M.D.

/s/ John N. Spencer, Jr.	Director
John N. Spencer, Jr.